Exhibit 4(m)

                               FIRST AMENDMENT TO

                              JANUS ADVISER SERIES

                          INVESTMENT ADVISORY AGREEMENT

                        JANUS ADVISER EQUITY INCOME FUND


         THIS FIRST AMENDMENT is made this 30th day of September, 2001, between JANUS ADVISER SERIES, a Delaware business trust (the "Trust"), and JANUS CAPITAL CORPORATION, a Colorado corporation ("JCC").


                               W I T N E S S E T H

     WHEREAS, the Trust and JCC are parties to an Investment Advisory Agreement on behalf of Janus Adviser Equity Income Fund (the "Fund"), dated April 3, 2000 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act")) of JCC and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

     WHEREAS, the name of Janus Adviser Equity Income Fund has been changed to Janus Adviser Core Equity Fund effective September 30, 2001;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. All references to "Janus Adviser Equity Income Fund" shall be replaced with "Janus Adviser Core Equity Fund."

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties

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and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


                                       JANUS CAPITAL CORPORATION



                                       By:
                                           ------------------------------------
                                           Thomas A. Early, Vice President and
                                           General Counsel


                                       JANUS ADVISER SERIES



                                       By:
                                           ------------------------------------
                                           Thomas H. Bailey, President